Exhibit (h)(7)

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of December 12, 2008, by and among GE Investment Distributors, Inc., a Delaware corporation (“GEID”), and GE Funds, a Massachusetts business trust, on behalf of its various series listed on Schedule A, as may be amended form time to time (collectively, the “Funds”).

RECITALS

WHEREAS, GEID is the principal underwriter for the shares of the Funds;

WHEREAS, GEID has entered into various agreements with authorized broker-dealers, investment advisers, financial advisers, retirement plan administrators, insurance companies, or other financial intermediaries (“Service Providers”) to provide certain networking or sub-transfer agency shareholder services and certain administrative services for the benefit of direct and indirect shareholders of the Funds (“Shareholders”), including but not limited to maintaining shareholder accounts, recordkeeping, processing and reporting, as well as asset transfers and other services;

WHEREAS, GEID will be reimbursed by the Funds at GEID’s cost for the fees it pays to Service Providers for the provision of those services (the “Fees”) up to the amount that the Funds are estimated to otherwise pay to the Funds’ transfer agent for performing those services and GEID does not realize any profits related to those Fees or for any services provided hereunder; and

WHEREAS, GEID and the Funds desire to memorialize the terms and conditions under which GEID will be reimbursed for the Fees and under which GEID will arrange for the provision of the services described above.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

1. Performance of Services.

(a) GEID will retain Service Providers to provide, or cause to be provided, recordkeeping and administrative services and shareholder communications, and other services (collectively, “Administrative and Shareholder Services”), which may but are not required to include the following services, as well as other services specified by GEID from time to time: (i) personal services and account maintenance to its customers that are Shareholders; (ii) responding to reasonable inquiries and requests of any Shareholder relating to its investment in a Fund and to take such actions as such Shareholder may reasonably request to maintain its account with a Fund; (iii) establishing and maintaining omnibus accounts with GEID or the transfer agent for the Funds (“Transfer Agent”), such procedure to be agreed to by GEID and Service Providers; (iv) establishing and maintaining subaccounts and subaccount balances for each Shareholder (including direct and indirect Shareholders such as retirement plans and their participants); (v) processing orders by Shareholders to purchase, redeem and exchange shares promptly and in accordance with the effective prospectus relating to such shares; (vi) transmitting to GEID, or the Transfer Agent, on each business day a net subscription or net redemption order reflecting subscription, redemption and exchange orders received by it; (vii) receiving and transmitting funds representing the purchase price or redemption proceeds relating to such orders; (viii) recordkeeping of shareholder accounts and aggregating, netting and/or transmission of orders; (ix) disbursement and transmission of dividends and distributions on Fund shares, as well as any reinvestment of those dividends and distributions based on shareholder instructions; (x) mailing, at its own expense, Fund prospectuses, statements of additional information, periodic reports, transaction confirmations and subaccount information, as required by law; (xi) providing such statistical and other information as may be reasonably requested by GEID or the Funds; (xii) establishing a process for correcting errors related to transactions in shares; (xiii) complying with the disruptive trading policy for the Funds and/or establishing and complying with the Service Provider’s own disruptive share trading policies, such as may be required by Rule 22c-2 under the Investment Company Act of 1940, as amended; (xiv) entering into indemnification obligations; (xv) complying with confidentiality terms; (xvi) complying with applicable privacy requirements; (xvii) observing applicable anti-money laundering laws and regulations; and (xviii) other provisions that may be necessary for GEID or the Funds to comply with applicable federal or state laws. GEID, or the Transfer Agent, at its discretion, may recognize all related retirement plans as a single shareholder or maintain separate accounts for the plans or plan participants.

(b) GEID will not seek reimbursement under this Agreement for investment management, sales, marketing or distribution services or activities performed by any Service Provider or other third party. Payments to GEID will not exceed the estimated amounts that the Funds would have otherwise paid or would pay to the Funds’ transfer agent for performing the Administrative and Shareholder Services.

2. Indemnification.

(a) GEID agrees to indemnify, defend and hold each Fund and its officers, trustees, employees and agents, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) incurred by any of them, under common law or otherwise arising out of or based upon (i) any breach by GEID or its affiliates, officers, directors, employees or agents of any representation, warranty or provision of this Agreement; (ii) GEID’s dissemination of information regarding any Fund that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (iii) any willful misconduct or gross negligence by GEID in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such losses are caused by a Fund or by a breach of this Agreement by a Fund, or the willful misconduct or gross negligence of a Fund in connection with the performance of, or the failure to perform, their obligations under this Agreement.

(b) Each Fund agrees to indemnify, defend and hold GEID and its officers, directors, employees and agents, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) incurred by any of them, under common law or otherwise arising out of or based upon (i) any breach by a Fund or by its affiliates, officers, directors, employees or agents of any representation, warranty, or provision of this Agreement; (ii) a Fund’s dissemination of information regarding GEID that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (iii) any willful misconduct or gross negligence by a Fund in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such losses are caused by GEID or by GEID’s breach of this Agreement, or GEID’s willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement.

(c) The parties’ agreement in this Section 2 is conditioned upon the indemnified party giving notice to the indemnifying party promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the indemnified party. The indemnified party shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from it, provided, that the indemnified party may participate in such defense at its expense. The failure of the indemnified party to give notice as provided in this subparagraph (c) shall not relieve the indemnifying party from any liability other than its indemnity obligation under this Section 2. The indemnifying party shall not, in the defense of any such claim or litigation, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the indemnified party of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section 2 shall survive the termination of this Agreement.

3. Termination.

(a) A Fund or GEID may terminate this Agreement at any time by providing sixty (60) days’ prior written notice to the other party.

(b) Notwithstanding the foregoing subsection (a), a Fund in the first instance or GEID, in the second instance, may terminate this Agreement at any time by giving thirty (30) days’ prior written notice to the other party in the event of a material breach of this Agreement by GEID in the first instance, or by a Fund in the second instance, which breach is not cured during such thirty (30) day period.

(c) This Agreement may be terminated with respect to any Fund at any time, without the payment of a penalty, by a majority vote of the Board of Trustees/Directors (“Board”) of any Fund, by a majority vote of those members of the Board who are not “interested persons” of the Fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of any Fund upon thirty (30) days’ prior written notice to GEID.

(d) The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

4. Amendment. This Agreement and any exhibits and schedules hereto may be amended only by a writing signed by each party hereto.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding conflict of laws principles) applicable to agreements fully executed and to be performed therein.

6. Assignment and Delegation.

(a) This Agreement may not be assigned without the consent of the parties. If GEID delegates any of its obligation or duties hereunder, it shall be liable for the performance of its delegates, or its delegates’ failure to perform its obligations and duties hereunder, including without limitation any indemnification responsibilities hereunder.

(b) This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement. Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

7. Written Notice. Except as otherwise provided herein, any notice required or permitted to be given hereunder shall be given in writing and shall be addressed and delivered to the parties at address set forth below, or such other address as may be designated by either party by notice pursuant to the terms hereof.

To:	GE Funds
3001 Summer Street
Stamford, CT 06912
Attention: Michael Cosgrove, Chairman
cc: Matthew Simpson, General Counsel

To:	GE Investment Distributors, Inc.
3001 Summer Street
Stamford, CT 06912
Attention: Joseph P. Connors, President
cc: Matthew Simpson, General Counsel

8. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised a part of this Agreement.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10. Headings. The headings used herein are for convenience only and shall not be used in construing or interpreting the provisions of this Agreement.

11. Force Majeure. Notwithstanding anything else in this Agreement to the contrary, absent a negligent act of commission or omission, each party hereunder shall have no liability to the other parties for any losses, damages, injuries, claims, cost or expenses arising as a result of conditions beyond its reasonable control, including, but not limited to, acts of war, insurrection or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God and similar occurrences.

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned has executed this Agreement by their duly authorized officers.

GE INVESTMENT DISTRIBUTORS, INC.

By:	/S/ Joseph Connors
Name:	Joseph Connors
Title:	President
Date:

GE FUNDS

By:	/S/ Michael J. Cosgrove
Name:	Michael J. Cosgrove
Title:	President & CEO
Date:

Signature Page

Schedule A

List of Funds

FUND NAME and SHARE CLASS	TICKER SYMBOL	CUSIP
GE FUNDS
U.S. EQUITY FUNDS
GE U.S. EQUITY FUND
CLASS A	GEEQX	36158B109
CLASS C	GEECX	36158B158
CLASS R	GEERX	36158C651
CLASS Y	GEEDX	36158B786
GE PREMIER GROWTH EQUITY FUND
CLASS A	GEPCX	36158B596
CLASS C	GPGCX	36158B141
CLASS R	GEPRX	36158C610
CLASS Y	GEPDX	36158B588
GE CORE VALUE EQUITY FUND
CLASS A	ITVAX	36158B547
CLASS C	ITVCX	36158B133
CLASS R	GEVRX	36158C552
CLASS Y	ITVYX	36158B463
GE SMALL CAP EQUITY FUND
CLASS A	GASCX	36158B398
CLASS C	GESCX	36158C107
CLASS R	GECRX	36158C644
CLASS Y	GESVX	36158B380
ASSET ALLOCATION FUND
GE STRATEGIC INVESTMENT FUND
CLASS A	GESIX	36158B505
CLASS C	GECSX	36158C867
CLASS R	GESRX	36158C578
CLASS Y	GESDX	36158B828
NON-U.S. FUNDS
GE INTERNATIONAL EQUITY FUND
CLASS A	GEICX	36158B729
CLASS C	GIECX	36158C305
CLASS R	GEQRX	36158C628
CLASS Y	GEIDX	36158B711

GE GLOBAL EQUITY FUND
CLASS A	GEGEX	36158B406
CLASS C	GEQCX	36158C206
CLASS R	GELRX	36158C636
CLASS Y	GGEDX	36158B851
FIXED INCOME FUNDS
GE GOVERNMENT SECURITIES FUND
CLASS A	ITGAX	36158B539
CLASS C	GVSCX	36158C701
CLASS Y	N/A	36158B430
GE SHORT-TERM GOV’T FUND
CLASS A	GGVCX	36158B679
CLASS C	GGVEX	36158C800
CLASS R	GEGRX	36158C586
CLASS Y	GGVDX	36158B661
GE FIXED INCOME FUND
CLASS A	GEFIX	36158B307
CLASS C	GEFCX	36158C602
CLASS R	GEFRX	36158C594
CLASS Y	GEFDX	36158B885
GE MONEY MARKET FUND
RETAIL CLASS	GEMXX	36158B562
INSTITUTIONAL CLASS	GEFXX	36158C560